Exhibit 99.1
FOR IMMEDIATE RELEASE

April 28, 2022

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2022 Operating Results

DALLAS, TEXAS, April 28, 2022 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $41.1 million for the quarter ended March 31, 2022. In comparison, for the quarters ended December 31, 2021 and March 31, 2021, the Bank reported net income of $47.2 million and $47.9 million, respectively.

Total assets at March 31, 2022 were $62.6 billion, compared with $63.5 billion at December 31, 2021. The $0.9 billion decrease in total assets for the first quarter was primarily attributable to decreases in the Bank's long-term investments ($1.8 billion) and short-term liquidity holdings ($1.5 billion), partially offset by increases in the Bank's advances ($2.2 billion) and mortgage loans held for portfolio ($0.2 billion).

Advances totaled $26.8 billion at March 31, 2022, compared with $24.6 billion at December 31, 2021. The Bank's mortgage loans held for portfolio totaled $3.7 billion at March 31, 2022, as compared to $3.5 billion at December 31, 2021.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.6 billion at both March 31, 2022 and December 31, 2021. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $13.5 billion at March 31, 2022, as compared to $15.3 billion at December 31, 2021. At March 31, 2022 and December 31, 2021, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At March 31, 2022 and December 31, 2021, the Bank's short-term liquidity holdings totaled $17.7 billion and $19.2 billion, respectively.

The Bank's retained earnings increased to $1.596 billion at March 31, 2022 from $1.558 billion at December 31, 2021. On March 29, 2022, a dividend of $3.7 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2022 (and, for comparative purposes, as of December 31, 2021 and for the quarters ended December 31, 2021 and March 31, 2021 is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2022 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2022
(Unaudited, in thousands)

	March 31, 2022	December 31, 2021
Selected Statement of Condition Data:

Assets
Investments (1)	$31,255,476	$34,653,202
Advances	26,763,391	24,637,464
Mortgage loans held for portfolio, net	3,730,693	3,491,265
Cash and other assets	855,981	706,445
Total assets	$62,605,541	$63,488,376

Liabilities
Consolidated obligations
Discount notes	$15,062,428	$11,003,026
Bonds	41,475,972	44,514,220
Total consolidated obligations	56,538,400	55,517,246
Mandatorily redeemable capital stock	15,980	6,657
Other liabilities	1,988,946	4,030,782
Total liabilities	58,543,326	59,554,685
Capital
Capital stock — putable	2,291,216	2,192,504
Retained earnings	1,595,842	1,558,417
Total accumulated other comprehensive income	175,157	182,770
Total capital	4,062,215	3,933,691
Total liabilities and capital	$62,605,541	$63,488,376

Total regulatory capital (2)	$3,903,038	$3,757,578

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Selected Statement of Income Data:
Net interest income (3) (4)	$90,185	$79,073	$80,055
Other income (loss)	(20,831)	1,563	(1,576)
Other expense	23,667	28,170	25,287
AHP assessment	4,569	5,246	5,319
Net income	$41,118	$47,220	$47,873

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of March 31, 2022 and December 31, 2021, total regulatory capital represented 6.23 percent and 5.92 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, fair value hedge ineffectiveness increased net interest income by $12.403 million, $1.140 million and $19.464 million, respectively.
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